Calculation of Filing Fee Tables
S-1
(Form Type)
Evoke Pharma, Inc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Stock Units, each consisting of (A) one share of Common Stock, par value $0.0001 per share, (B) one Series A Warrant to purchase one share of Common Stock, (C) one Series B Warrant to purchase one share of Common Stock and (D) one Series C Warrant to purchase one share of Common Stock, and PFW Units, each consisting of (A) one Pre-Funded Warrant to purchase one share of Common Stock, (B) one Series A Warrant to purchase one share of Common Stock, (C) one Series B Warrant to purchase one share of Common Stock and (D) one Series C Warrant to purchase one share of	457(o)			$7,500,000	0.0001476	$1,107.00

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		Common Stock (3)
	Equity	Common Stock included as part of the Common Stock Units	457(g)	—		(4)
	Equity	Pre-Funded Warrants to purchase Common Stock included as part of the PFW Units (3)	457(g)	—		(3)(4)
	Equity	Common Stock underlying Pre-Funded Warrants included in the PFW Units	457(g)	—		(4)
	Equity	Series A Warrants to purchase Common Stock included as part of the Units and PFW Units	457(g)	—		(4)
	Equity	Series B Warrants to purchase Common Stock included as part of the Units and PFW Units	457(g)	—		(4)
	Equity	Series C Warrants to purchase Common Stock included as part of the Units and PFW Units	457(g)	—		(4)
Fees Previously Paid	Equity	Common Stock underlying the Series A Warrants to purchase Common Stock included in the Common Stock Units and PFW Units	457(o)	$7,500,000	0.0001476	$1,107.00
Fees Previously Paid	Equity	Common Stock underlying the Series B Warrants to purchase	457(o)	$7,500,000	0.0001476	$1,107.00

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		Common Stock included in the Common Stock Units and PFW Units
Fees Previously Paid	Equity	Common Stock underlying the Series C Warrants to purchase Common Stock included in the Common Stock Units and PFW Units	457(o)			$7,500,000	0.0001476	$1,107.00
	—	—	—	—	—	—		—
	—	—	—	—		—
	Total Offering Amounts					$30,000,000	0.0001476	$4,428.00
	Total Fees Previously Paid							$5,092.20
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3) The proposed maximum aggregate offering price of the Common Stock Units will be reduced on a dollar-for-dollar basis based on the offering price of any PFW Units issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Stock Units together with the PFW Units (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $7,500,000.

(4) No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

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